                                                                 EXHIBIT 12.1




                          TOYOTA MOTOR CREDIT CORPORATION

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                      Three Months Ended       Nine Months Ended
                                           June 30,                June 30,
                                      ------------------       -----------------
                                      1997          1996       1997         1996
                                      ----          ----       ----         ----
                                                 (Dollars in Millions)

Consolidated income
   before income taxes..............  $ 76          $ 67       $221         $195
                                      ----          ----       ----         ----
Fixed charges:
   Interest.........................   228           210        680          599
   Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third)..............     1             1          2            2
                                      ----          ----       ----         ----

Total fixed charges.................   229           211        682          601
                                      ----          ----       ----         ----
Earnings available
   for fixed charges................  $305          $278       $903         $796
                                      ====          ====       ====         ====

Ratio of earnings to
   fixed charges<F1>................  1.33          1.32       1.32         1.32
                                      ====          ====      =====        =====

-----------------
<F1>  In March 1987, TMCC guaranteed payments of principal and interest on
      $58 million principal amount of bonds issued in connection with the Kentucky manufacturing facility of an affiliate. As of June 30, 1997, TMCC has not incurred any fixed charges in connection with such guarantee and no amount is included in any ratio of earnings to fixed charges.